INVESTOR CONTACT: Bryan McKeag Chief Financial Officer 563-589-1994 bmckeag@htlf.com MEDIA CONTACT: Ryan Lund SVP, Director of Corporate Communications 952-746-0439 rlund@htlf.com HTLF Announces Strategic Sale of Investment Securities Denver – November 15, 2023 – HTLF (NASDAQ: HTLF) announced that during late October and the first half of November, it repositioned its balance sheet by selling investment securities with proceeds totaling $805.8 million with a pre-tax loss of $129.1 million or $96.9 million after tax, which will cause the company to report a net loss for the fourth quarter of 2023. The proceeds of the sale will immediately be used to repay high- cost wholesale deposits and short-term borrowings (wholesale funding). The repositioning is a component of HTLF 3.0, the company’s new strategic plan. Selling low-yielding investments to reduce high-cost wholesale funding improves balance sheet efficiency and flexibility, strengthens capital position, and enhances future profitability. This, along with other efficiency initiatives, allows HTLF to further invest in commercial growth strategies and innovation. The company will provide more on HTLF 3.0 during its 4th quarter earnings call in January. The repositioning is expected to increase HTLF’s net interest income by $24.3 million on an annualized basis and improve net interest margin run rate by 28 basis points, as the yield on the securities sold was 2.48%, while the interest cost associated with the repaid wholesale funding was 5.50%. HTLF’s tangible common equity (TCE) ratio will immediately increase by 43 basis points as a result of the smaller balance sheet. Because the securities sold were classified as available for sale, their quarter-end loss was already included in TCE. Both before and after the repositioning, HTLF’s regulatory capital ratios, including all unrealized gains and losses as of September 30, 2023, exceed all well-capitalized regulatory guidelines.

### HTLF investor materials can be accessed through the Investor Relations section of the company’s website at https://ir.htlf.com/. About HTLF Heartland Financial USA, Inc., is a Denver, Colorado-based bank holding company operating under the brand name HTLF, with assets of $20.1 billion as of September 30, 2023. HTLF's banks serve communities in Arizona, California, Colorado, Illinois, Iowa, Kansas, Minnesota, Missouri, Montana, New Mexico, Texas and Wisconsin. HTLF is committed to its core commercial business, supported by a strong retail operation, and provides a diversified line of financial services including treasury management, wealth management, investments and residential mortgage. Additional information is available at www.htlf.com. Forward-Looking Statements Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. HTLF cautions readers that any forward- looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that HTLF files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2022. ###